Prospectus Supplement                                             Rule 424(b)(3)
(To Prospectus dated May 22, 2002)                    Registration No. 333-87844




                               Motient Corporation

                                6,964,705 Shares

                                  Common Stock


                                 ---------------



         This prospectus supplement supplements the prospectus dated July 10, 2002 relating solely to the offer and sale by the selling stockholders identified in the prospectus of up to 6,964,705 shares of our common stock. This prospectus supplement includes:

o our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 10, 2002.




                                 ---------------


          The purchase of our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of the prospectus for a discussion of factors that you should carefully consider before purchasing the shares offered by the prospectus and this prospectus supplement.

                                 ---------------


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------





          The date of this prospectus supplement is July 10, 2002.

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K





                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934






        Date of Report (Date of earliest reported event): July 10, 2002



                               MOTIENT CORPORATION
             (Exact name of registrant as specified in its charter)




         Delaware                   0-23044                 93-0976127
     (State or other          (Commission File No.)       (IRS Employer
     jurisdiction of                                   Identification Number)
     incorporation or
      organization)


                            10802 Parkridge Boulevard
                           Reston, Virginia 20191-5416
                                 (703) 758-6000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

ITEM 4.

On July 10, 2002, Motient Corporation ("Motient") engaged PricewaterhouseCoopers LLP ("PwC") as its independent auditors. Motient's Board of Directors approved this decision, which was recommended by the Audit Committee of Motient's Board of Directors.

As reported by Motient in its Current Report on Form 8-K filed June 5, 2002, which report is incorporated herein by reference, Motient dismissed its former independent auditors, Arthur Andersen LLP, effective May 31, 2002.

During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and the date of this Form 8-K, neither Motient nor anyone acting on its behalf consulted PwC on the application of accounting principles to a specified transaction, either completed or proposed, or on the type of audit opinion that might be rendered on Motient's financial statements. During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and the date of this Form 8-K, Motient did not consult with PwC regarding any disagreements with Arthur Andersen LLP, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to
Item 304 of Regulation S-K, or with regard to any reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Motient has provided PwC with a copy of the foregoing disclosures.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         MOTIENT CORPORATION



                                         By:  /s/David H. Engvall
                                              David H. Engvall
                                              Senior Vice President, General
                                                Counsel and Secretary


Date:  July 10, 2002